Exhibit 10.25

Letter of Amendment

December 18, 2020

Integrated Media Technology Limited

Level 7, 420 King William Street, Adelaide SA 5000

Dear Sir:

We refer to the Convertible Note Purchase Agreement dated August 6, 2020 (the “Purchase Agreement”).

We hereby agree to amend the conversion price from US$3.00 to US$3.25 per share as set out in i) WHEREAS clause, and ii) Clause 1 titled “Conversion” in Exhibit A – the Convertible Promissory Note, of the Purchase Agreement. Furthermore, for a period of 2 months after the issuance of the Convertible Note, the Purchaser agreed not to seek repayment and or conversion into Shares in the Company.

Save as the waiver for the piggyback registration right letter agreement dated November 27, 2020, all other clauses in the Convertible Promissory Note remains unchanged.

Yours faithfully,

For and on behalf of

NextGlass Technologies Corp

/s/ John Park

John Park

Chief Executive Officer

To:	NextGlass Technologies Corp 9454 Wilshire Blvd.,

Beverly Hills, California 90212, USA

We agree with the amendment to the conversion price from US$3.00 to $3.25 and other matters as set out above.

Also, please deposit the payment to the following bank account:

Account Name :

Bank :

Bank Address :

Account Number :

Yours sincerely,

Integrated Media Technology Limited

By:	/s/ Con Unerkov
Name:	Con Unerkov
Title:	Executive Chairman and Chief Executive Officer
Data:	December 21, 2020